UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Fiscal Year Ended March 31, 2022

ECO ALLIES INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-11554

Nevada	85-3321231
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 East Charleston Boulevard Suite 100 Las Vegas, Nevada	89401
(Address of principal executive offices)	(Zip Code)

818-326-6018

Registrant’s telephone number, including area code

Common Stock, Par Value $0.001 per share

(Title of each class of securities issued pursuant to Regulation A)

DESCRIPTION OF BUSINESS	- 3 -

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	- 3 -

DIRECTORS AND EXECUTIVE OFFICERS	- 5 -

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	- 7 -

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	- 8 -

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED MARCH 31, 2021 AND MARCH 31, 2022	- 8 -

- 2 -

Explanatory Note

 In this report, the term “EAI,” “we,” “us,” “our” or “the Company” refers to Eco Allies Inc.

This report may contain forward-looking statements, as that term is defined under the federal securities laws. Forward-looking statements include, among others, statements about our business plan, strategy and industry. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases. These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we assume no obligation and do not intend to update any forward-looking statement to reflect events or circumstances after the date hereof.

Item 1. Business

Eco Allies Inc. is pursuing opportunities in the climate change mitigation industry, including in renewable and sustainable technologies. The Company is to be engaged in the business of climate change mitigation and is expecting its revenues and income will be achieved from generating and trading carbon offset credits, emission offset credits, Additional revenue and income is projected to come from planned Eco Allies’ branded biochar products, e,g,, livestock feed, kitty litter, and other products utilizing biochar. Eco Allies also anticipates generating revenue and income the deployment of its proprietary Paulownia trees, know as SuperGreenTrees™. EAI was incorporated in Nevada on July 29, 2020. As of Mrch 31, 2022 the company had no paid employees. EAI is based in Las Vegas, Nevada. Eco Allies® is a registered trademark of Eco Allies Inc.

Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations

A. Operating Results Overview

The Regulation A public offering began in June 28 2021. The Company believes that the impact of Covid-19 resulted in public offering investments being reduced. The funds raised have not kept up with the required operating expenses to fund the operations. The Company still believes it may be able to obtain funds through the Regulation A public offering and continues to seek investment through that filing. The Company is also exploring alternative options to raise additional funding to continue operations into the future, and pursue its plan for the Company’s operations.

The Company engaged with Netcapital, a crowd funding platform, and filed a Form C in September 2021 to raise funding and to add shareholders.

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Results of Operations

The period described is April 1, 2021 through March 31, 2022

The Regulation A public offering raised $27,500 from June 28, 2021 through March 31, 2022, to fund the startup phase of the company. A significant portion of the funds sought through the Regulation A public offering are planned to purchase land, equipment, and to set up various revenue generating programs. Under the Form C filing, the Company has raised, net of fees and expenses, a total of $8,968. Administration expenses are limited until the acquisition of the land sought, the equipment to be placed, and the other revenue generation programs are able to be funded.

Operating Expenses for the period ending March 31, 2021 were $2,639,451, consisting of $2,500,00 in research and development feess, and $139,451 for office, management, and legal and professional fees. Operating expenses for the year ending March 31, 2022, were 1,249,864, consisting of $1,200,000 for Directors’ payments (as common stock issued to them at fair market value) and $49,864 for office, management, and legal and professional fees.

The net loss for the period ending March 31, 2021 was $2,639,451. The net loss for the year ended March 31, 2022 was $1,249,864. This net loss was not inconsistent with expectations for start-up of the Company. The continuing impact of the Covid-19 pandemic, the downturn in the stock market, the rise in interest rates, and the inflationary environment is believed to have had a negative impact on the investor contribution level on the Regulation A offering.

B. Liquidity and Capital Resources

We had net cash of $534 at March 31, 2021 and $1,994 at March 31, 2022.

C. Plan of Operations

Our plan of operation for the period of March 31, 2021 to March 31, 2022 was as follows, and going forward is:

At the time of this filing, the Company has not stopped its Regulation A offering activities and has continued to pursue business opportunities for the Company as new capital sources are sought. In September 2021, the Company filed a Form C and contracted with the crowdfunding portal, Netcapital, to raise $5,000,000. This crowdfunding effort so far has not been very successful. Under the Form C filing, the Company has raised, as of March 31, 2022, $11,111, and has received, net of charges, $8,968. The Company has raised additional funds, and continues to raise funds through the Regulation A public offering. Af March 31, 2022, which do not reflect in the year ending March 31, 2022 report, additional funds have been raised. The Company is actively seeking new capital sources or other options, however there is no guarantee that over the next 12 months such new funding will occur and without the necessary funding the Company would have to cease operations. Through various connections of Company officers and associates of them and the CEO John Honour, the Company has sought additional investors. The Company believes that it may find additional, and potentially significant in amount investors in the balance of 2022, and has raised over $200,000 in the period after March 31, 2022, but there is no assurance of this continuing to take place at the present time. In December 2021, the Company signed two licensing agreements with two companies by which those companies would license the Company’s proprietary SuperGreenTrees™ to those companies so that they could grow the trees. Eco Allies will receive payment for the SuperGreenTree™ seeds purchased along with a percentage of the income generated, before the companies’ income taxes, payable to the Company. The Company is pursuing other such opportunities. No revenue for the Company has as yet been generated from the two licensing agreements..

D. Trend Information

Based on the Company’s results from the inception, EAI believes that interest in its Regulation A offering and platform had been steadily declining, but is potentially looking better. As of March 31, 2022, the Company has been able to keep operations running due to the services of its CEO and General Counsel pursuing fund raising and maintaining minimum requirements to keep the Company able to pursue raising funds. In order to be able to commence its planned operational activities additional funding is needed, and so the CEO and General Counsel have been working to maintain minimum corporate operating and compliance requirements until sufficient funding is received. The Company is exploring multiple possibilities of raising capital and other options to advance its operational plans.

E. Off-Balance Sheet Arrangements

None

F. Critical Accounting Policies

None

G. Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings.

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Item 3. Officers and Directors

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Charles Guillory	Co-CEO, Director	70	10/2/2020	5
R. Glenn Clerk	CFO, Director	70	7/29/2020	10
James Gaspard	Director	61	7/29/2020	5
Steven Williams	Secretary, VP, Director	70	7/29/2020	10
Billy Barnwell	Director	56	10/2/2020	5
Jack Honour	Founder, Co-CEO, Director	70	7/29/2020	40

Charles ‘Charley’ Guillory – Baton Rouge, Louisiana

Chief Executive Officer, President, and Director

Charles has a proven record of management and growth. He began his work life with a “Class 1” railroad and rose from his position of hand trucking freight in a warehouse to Assistant Superintendent of a division. During most of his career, his specialty was locating to and supervising problem areas which resulted in their becoming safe, well-organized, and efficiently operated territories. He left for a more challenging position as General Manager of Operations with a service company overseeing the operation of seven sites in three midwestern states. With his personal hands-on approach, he developed five additional sites in three other states from the initial planning stages to the final smooth operation effectively doubling the revenue stream in just under two years. He then moved on to pursue the rewards of private ownership by purchasing a company with what he recognized as untapped potential and saw double-digit profit increases within the first year after implementing his own management ideas and techniques and maintained a healthy growth by adjusting to various challenges for the following eighteen years before choosing to dissolve the business in 2020 in order to join our Company.

R. Glenn Kirk, CPA – Dallas, Texas

Chief Financial Officer and Director

Glenn is a Dallas, Texas based Certified Public Accountant. He has over 30-years of practice which includes tax planning, preparation, and accounting services and which he still does on a part time basis. Glenn Received a Bachelor of Business Administration degree from Texas A&M University - Commerce (formerly East Texas State University) in 1974. He was a partner with the firm of McKinnon, Wootton & Associates, LLC, (formerly McKinnon & Associates, Inc.) a public accounting firm. He is the current owner of R. Glenn Kirk, CPA, LLC, a public accounting practice. He is a Member of the Dallas Chapter of the Texas Society of Certified Public Accountants. Former and present clients include individuals and companies involved in the following fields: Attorneys, equipment distribution and sales, engineering, estates and trusts, manufacturing, manufacturing representatives, natural gas distribution, and marketing, oil and gas exploration, development and production, oil and gas field services, real estate brokers, developers, and retail organizations.

James Gaspard - Loveland, Colorado

Director

James Gaspard’s career in start-ups, mid-size, and Fortune 1000 companies gives him a unique perspective on all aspects on a company’s life cycle from birth, through growth and harvest. His career has been highlighted to date by his sales talent and his ability to close larger dollar volumes of transactions in several diverse industries. James for the past five years has been the CEO of Biochar Now LLC a market leading producer of high-quality biochar. James received his bachelor’s degree from Texas A&M university in 1991 and his JD/MBA from University of Texas in 1996. He holds a variety of patents and licenses related to the manufacture of biochar, which is a core product of the Eco Allies business model.

Steven ‘Herky’ Williams – Nashville, Tennessee

Secretary, Executive Vice President-Investor Relations, and Director

Steven ‘Herky, Williams has an extensive knowledge and background of the entertainment industry. As Senior Director of A&R for Capital Records he signed Willie Nelson, Garth Brooks, Tanya Tucker and many others. He holds a Tennessee hemp farming permit and devotes much of his time to growing Tennessee’s industrial hemp industry and as a director for Eco Allies. Over the past decade Mr. Williams has been, and is, the organizer and manger behind many of Nashville’s most enduring charity events.

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W.F. ‘Billy’ Barnwell – Reno, Nevada

Director

W.F. (William) Barnwell has for more than 18 years been working in the renewable energy field and was the managing member of The Centre for Carbon Trading. He served on the Board at Global Alternative Green Energy where he helped to brand proprietary technologies known as the BCR™, the BCT™, and the BCS™, and had them certified as “Green” in the renewable energy credits (“REC”) market. Prior to that, he was the COO of Pacific Renewables in San Diego where he developed the REC trading platform. In conjunction with Electric City, he helped deliver Virtual Megawatt Power Plants. He has unrivaled experience and knowledge in the world of environmental commodities. He has marketed energy-efficient products traded on the Chicago Commodity Exchange and brought institutional funding from Morgan Stanley, Duke Power, and El Paso Energy to various projects and activities, and run a renewable energy credit desk and directed marketing efforts for the Center for Carbon Trading and Resource Marketing. The International Emission Trade Association invited him to participate in the Congressional Advisory Committee for Cap and Trade. He was selected from its 5,000 members to be one of the 50 on the advisory panel. He holds a business degree from the University of Denver.

Jack Honour – Las Vegas, NV

Founder, Co-CEO, and Director

Jack Honour founder of Eco Allies is Chairman of the Board of Directors and Co-CEO of Stereo Vision Entertainment, the publicly traded company he founded over 20 years ago. For the last 10 years, he has also been Chairman/President of the Hollywood production company REZN8. About two years ago, realizing the timing was right to enter the climate change mitigation industry and to add shareholder value, Stereo Vision set off on the parallel course to their faith-based content development and acquired Climate Cure Capital Corporation to join the battle against climate change. This led to the formation of the Nevada ESG Benefit company Eco Allies Inc. and the assembling of the seasoned ESG industry professionals for the Eco Allies Board of Directors. Over his professional life, Honour’s launched a variety of businesses, including real estate management, commercial fishing, and restaurants. He is also a WGA registered writer. Honour’s business management philosophy was constructed by the training he received as a member of the US Coast Guard’s White House detail.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Note any familial relationship here. Other than the foregoing, there are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

 Compensation of Officers and Directors

The following table presents information regarding the total compensation our officers and directors as of March 31, 2022:

Name and Principal Position	Cash Compensation	Other Compensation[1]	Total Compensation
Charles Guilory - Co-CEO, Director	$-0-	200,000	$200,000
R. Glenn Kirk - CFO, Director	-0-	200,000	200,000
Steven Williams - Secretary, Director	-0-	200,000	200,000
James Gaspard - Director	-0-	200,000	200,000
W.F. (Billy) Barnwell-Director	-0-	200,000	200,000
John H. Honour – Co-CEO, Director	-0-	0	-0-
Total	$-0-	1,000,000	$1,000,000

Notes: 1. Each director, except Founder John Honour, was granted 200,000 common shares of Company stock, recorded at fair market value based on the sale of shares to investors. John Toth, who resigned as a director for personal reasons in June 2022, was also granted 200,000 shares. Shares were recorded at par value.

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Item 4. Security Ownership of Management and Certain Securityholders

Stereo Vision Entertainment, Inc.

Securities:

Class: Common Stock: 1,750,000 shares

            Preferred Stock: 10 shares

            Voting Power: 99.9%

Jack Honour

Securities: 1,075,000

Class: Common Stock

Voting Power: 20.6%

Charles Guillory

Class: Common Stock

Voting Power: >1%

R. Glenn Kirk

Class: Common Stock

Voting Power: >1%

Steven Williams

Class: Common Stock

Voting Power: >1%

James Gaspard

Class: Common Stock

Voting Power: >1%

W.F. (Billy) Barnwell

Class: Common Stock

Voting Power: >1%

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Item 5. Interest of Management and Others in Certain Transactions

The Company signed a joint venture agreement with Climate Cure Capital Corporation, a wholly owned subsidiary of Stereo Vision International, and with Biochar Now, LLC in June 2022. W.F. Barnwell is the Chief Executive Officer of Climate Cure Capital Corporation and is a Director Stereo Vision Entertainment, Inc. and of the Company. James Gaspard is the CEO and significant interest holder in Biochar Now, LLC, is a Director of Stereo Vision Entertainment, Inc. and of the Company.

Item 6. Financial Statements

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Independent Auditor’s Report

Board of Directors and Stockholders

Eco Allies, Inc.

Opinion

We have audited the accompanying financial statements of Eco Allies, Inc.  (the “Company”), which comprise of the balance sheets as of March 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended March 31, 2022 and the period from July 29, 2020 through March 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and cash flows for the year ended March 31, 2022 and the period from July 29, 2020 through March 31, 2021 in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“U.S. GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company for the year ended March 31, 2022 and the period from July 29, 2020 through March 31, 2021, the Company incurred net losses of approximately $1,250,000 and $2,681,000, respectively.  Further, the Company has had negative cash flows from operations in the amounts of approximately $40,000 and $48,000, respectively. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with U.S. GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with U.S. GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Assurance Dimensions

Tampa, Florida

August 17, 2022

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Balance Sheet
For the Years Ending March 31, 2022 and March 31, 2021
(Audited)

Assets
	March 31, 2022	March 31, 2021
Current Assets
Cash	$1,994	$534
Prepaids	-	10,000
Total Current Assets	1,994	10,534

Other Asset
Loan to Affiliate	23,600	-

Total Assets	$25,594	$10,534

Liabilities and Stockholders' Deficit
Current Liabilities
Notes payable - net	$48,000	$20,000
Accrued Expenses	128	-
Due to related party	8,320	1,185
Total Current Liabilities	56,448	21,185

Stockholders' Deficit
Common stock, $0.001 par value, 50,000,000 shares authorized, 5,207,061 and 3,969,500 shares issued and outstanding, respectively	5,207	3,970

Preferred Stock, $0.001 par value, 10,000 authorized, of which only Series A Preferred Stock, $0.001 par value, has 10 shares authorized, issued, and outstanding	-	-
Additional paid-in capital	3,903,254	2,666,831
Accumulated deficit	(3,939,315)	(2,681,451)
Total Stockholders' Deficit	(30,854)	(10,651)

Total Liabilities and Stockholders' Deficit	$25,594	$10,534

See accompanying notes, which are an integral part of these financial statements.

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Statement of Operations
For the Years End March 31, 2022 and March 31, 2021
(Audited)

	For the	For the
	Year Ended	Year Ended
	March 31, 2022	March 31, 2021
Operating Expenses
Research and development - related party	$-	$2,500,000
General and administrative expenses	1,249,864	139,451
Total Operating Expenses	1,249,864	2,639,451

Loss from operations	(1,249,864)	(2,639,451)

Other Expense
Interest expense	-	(40,000)
Amortization of debt discount	(8,000)	(2,000)
Total Other Expense	(8,000)	(42,000)

Net loss	$(1,257,864)	$(2,681,451)

Loss per share - basic and diluted	$(0.27)	$(1.68)

Weighted average number of shares - basic and diluted	4,588,281	1,593,518

See accompanying notes, which are an integral part of these financial statements.

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Statement Of Changes In Stockholders’ Deficit (Audited)
For the Year Ended March 31, 2022 and March 31, 2021

					Additional		Total
	Common Stock		Preferred Stock		Paid In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
July 29, 2020 (Inception)

Stock issued to founder for cash and services ($0.001/share)	1,300,000	$1,300		$-	$-	$-	$1,300

Stock issued for cash ($1/share)	29,500	30			29,471		29,501

Stock issued for services ($1/share)	100,000	100			99,900		100,000

Stock issued for debt issue cost ($1/share)	40,000	40			39,960		40,000

Stock issued for research & development - related party ($1/share)	2,500,000	2,500			2,497,500		2,500,000

Net loss - Period Ended March 31,2021	-	-	-	-	-	(2,681,451)	(2,681,451)

Balance, March 31, 2021	3,969,500	$3,970	-	-	2,666,831	(2,681,451)	(10,651)

Net loss - Year Ended March 31,2022	-	-	-	-	-	(1,257,864)	(1,257,864)

Preferred Stock Series A - Authorized
& Issued	-	-	10	-	100	-	100

Common Stock Issued for Services	1,200,000	1,200	-	-	1,198,800		1,200,000

Common Stock Issued for Cash	37,561	37	-	-	37,523	-	37,560

Balance, March 31, 2022	5,207,061	$5,207	10	$-	$3,903,254	$(3,939,315)	$(30,855)

See accompanying notes, which are an integral part of these financial statements.

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STATEMENT OF CASH FLOWS (Audited)
For the Fiscal Years Ended March 31, 2022 and March 31, 2021

	For the	For the
	Year Ended	Year Ended
	March 31, 2022	03/31/21
Operating Activities
Net loss	$(1,257,864)	$(2,681,451)
Adjustments to reconcile net loss to net cash used in operations:
Amortization of debt discount	8,000	2,000
Stock issued to founder for services rendered	-	1,200
Stock issued for services	1,200,000	100,000
Stock issued for debt issue cost	-	40,000
Stock issued for research and development - related party	-	2,500,000
(Increase) Decrease in Prepaids	10,000	(10,000)
Increase in Accrued Expense	128	-
Net cash used in operating activities	(39,736)	(48,251)

Investing Activities
Loan to affiliate	(23,600)	-
Net cash used in investing activities	(23,600)	-

Financing Activities
Proceeds from issuance of note payable - net of original issue discount	20,000	40,000
Repayment of note payable	-	(22,000)
Advances from related party	7,135	1,185
Stock issued for cash - founder	-	100
Stock issued for cash	37,661	29,500
Net cash provided by financing activities	64,796	48,785

Net increase in cash	1,460	534

Cash - beginning of period -	534	-

Cash - end of period	$1,994	$534

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$2,000
Cash paid for income tax $ -	$-	$-
Supplemental disclosure of non-cash investing and financing activities
Original issue discount on notes payable	$4,000	$6,000

See accompanying notes, which are an integral part of these financial statements.

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ECO ALLIES, INC.

NOTES TO FINANCIAL STATEMENTS

 MARCH 31, 2022 AND MARCH 31, 2021

Note 1 - Organization and Nature of Operations

Organization and Nature of Operations

Eco Allies, Inc. (collectively, “EAI”, “we”, “us”, “our” or the “Company”) was incorporated in Nevada on July 29, 2020.

We are pursuing opportunities in climate change mitigation, and the renewable and sustainable technologies industries. The Company will manufacture, distribute, and market Biochar. Additionally, the Company will sell carbon offset credits.

The Company’s fiscal year end is March 31.

 Impact of COVID-19

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s supply chain, distribution centers, or logistics and other service providers.

In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for products and services and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

We have implemented adjustments to our operations designed to keep employees safe and comply with federal, state, and local guidelines, including those regarding social distancing. The extent to which COVID-19 may further impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments, which are highly uncertain and cannot be predicted with confidence. In response to COVID-19, the United States government has passed legislation and taken other actions to provide financial relief to companies and other organizations affected by the pandemic.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations.

Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition, and results of operations.

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Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Liquidity, Going Concern and Management’s Plans

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying financial statements, for the period ended March 31, 2022, and March 31, 2021 the Company had:

•	Net loss of $1,257,864; and net loss of $2,681,451, respectively

•	Net cash used in operations was $39,736, and $48,251, respectively

Additionally, for the period ended March 31, 2022, and the period ended March 31, 2021, the Company had:

•	Accumulated deficit of $ 3,939,315 and accumulated deficit, $2,681,451, respectively

•	Stockholders’ deficit of $30,854, and stockholder’s deficit of $10,651 respectively

•	Working capital deficit of $30,854, and working capital deficit of $10,651, respectively

The Company had cash on hand of $1,934 at March 31, 2022, and $534 at March 31, 2021. Although the Company intends to raise additional debt (third party and related party lenders) or equity capital (historically shareholder capital contributions and third party debt), the Company expects to incur losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as the Company executes its business plan.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve month period subsequent to the date that these financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

•	Pursuing additional capital raising opportunities,

•	Continue research and development efforts on executing and commercializing its business operations,

•	Continuing to explore and execute prospective partnering or distribution opportunities; and

•	Identifying unique market opportunities that represent potential positive short-term cash flow.

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Note 2 - Summary of Significant Accounting Policies

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. The Company has identified one single reportable operating segment. The Company manages its business on the basis of one operating and reportable segment.

Use of Estimates

Preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and other assumptions, which include both quantitative and qualitative assessments that it believes to be reasonable under the circumstances.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At March 31, 2022, and 2021, the Company did not have any cash equivalents.

Original Issue Discount

For certain notes issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded as a debt discount, reducing the face amount of the note, and is amortized to interest expense in the statement of operations over the life of the debt.

Debt Issue Cost

Debt issuance cost paid to lenders, or third parties are recorded as debt discounts and amortized to interest expense in the statement of operations, over the life of the underlying debt instrument.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 ”Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of March 31, 2022, and 2021, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. As of March 31, 2022, tax years 2022 and 2021 remain open for IRS audit.

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Basic and Diluted Earnings (Loss) per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares may consist of common stock issuable for stock options and warrants (using the treasury stock method), convertible notes and common stock issuable. These common stock equivalents may be dilutive in the future.

The Company did not have any potentially dilutive equity securities outstanding as of March 31, 2022, or as of March 31, 2021.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

During 2022, the Company received advances from the Chief Executive Officer, and from the Chief Financial Officer, for corporate expenses totaling $8,320. These advances are non-interest bearing, unsecured and due on demand.

During 2021, the Company received advances from the Chief Executive Officer for corporate expenses totaling $1,185. These advances are non-interest bearing, unsecured and due on demand.

Recent Accounting Standards

Changes to accounting principles are established by the FASB in the form of ASU’s to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our financial position, results of operations, stockholders’ equity, cash flows, or presentation thereof. At March 31, 2021, there were no pronouncements that had an effect on the Company’s financial statements.

Note 3 – Notes Payable, Original Issue Discount and Debt Issue Cost

On December 18, 2020, the Company issued a fifty-five day note to a third party for $22,000 with an original issue discount of $2,000, resulting in net proceeds of $20,000. The note was unsecured. On February 23, 2021, the Company repaid $22,000. The Company also issued an additional 40,000 shares of common stock as a debt issue cost (see Note 5).

On March 29, 2021, the Company issued a ninety day note to a third party for $24,000 with an original issue discount of $4,000, resulting in net proceeds of $20,000. The note is unsecured. On April 20, 2021, the Company issued another ninety day note to the same third party for $24,000 with an original issue discount of $4,000, resulting in net proceeds of $20,000. The note is unsecured. As of March 31, 2022, both of these notes were delinquent. The Company is working with the lender to restructure the notes. The following represents a summary of these notes, key terms, and outstanding balances at March 31, 2022 and March 31, 2021:

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Note 4 – Income Taxes

The Company’s tax expense differs from the “expected” tax expense for the periods ended March 31, 2022, and March 31, 2021 (computed by applying the blended corporate tax rate of 21% to loss before taxes), are approximately as follows:

	March 31, 2022	March 31, 2021

Federal income tax benefit net of state benefit - at 21%	$14,000	$1,000
Deferred tax provision	252,000	555,000
Subtotal	266,000	566,000
Valuation allowance	(266,000)	(566,000)
	$-	$-

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at March 31, 2022, and March 31, 2021, are approximately as follows:

	March 31, 2022	March 31, 2021

Deferred Tax Assets

Stock to be issued for services	$807,000	$555,000
Net operating loss carryforwards	25,000	11,000
Total deferred tax assets	832,000	566,000
Less: valuation allowance	(832,000)	(566,000)
Net deferred tax asset recorded	$-	$-

Deferred tax assets and liabilities are computed by applying the federal and state income tax rates in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards. In assessing if the deferred tax assets will be realized, the Company considers whether it is more likely than not that some or all of these deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these deductible temporary differences reverse.

During the period ended March 31, 2022 and 2021, the valuation allowance increased by approximately $266,000 and $566,000, respectively.

At March 31, 2022, the Company has federal and state net operating loss carryforwards, which are available to offset future taxable income. NOL carryforwards that were generated after 2020 may be used to offset taxable income and are carried forward indefinitely.

The Company files corporate income tax returns in the United States jurisdiction. Due to the Company’s net operating loss posture, all tax years are open and subject to income tax examination by tax authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense. At March 31, 2022, there are no unrecognized tax benefits, and there are no significant accruals for interest related to unrecognized tax benefits or tax penalties.

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Note 5 – Stockholders’ Deficit

As of March 31, 2021, the Company has one class of stock:

Common Stock

•	50,000,000 shares authorized

•	$0.001 par value

•	Voting at 1 vote per share

As of March 31, 2022, the Company had two classes of stock:

Common Stock

-	50,000,000 shares authorized

-	$0.001 par value

-	Voting at 1 vote per share

Preferred Stock

-	10,000 Shares authorized

-	$0.001 par value

-	10 Series A shares designated

 Series A Preferred Stock

-	10 Shares issued and outstanding

-	$0.001 par value

-	Voting (See below).

The Series A preferred stock has super voting rights giving the holder control of the Company’s voting power. The certificate of designation establishing the Series A Preferred Stock authorizes the holder(s) of the Series A Preferred Stock to vote on all matters submitted to a vote of the holders of the common stock, including, without limitation, the election of directors. No designation of shares of either common or preferred stock, or any other device, may diminish or otherwise affect the voting power of the Series A Preferred Stock without the prior written consent of the holder(s) of Series A Preferred Stock. The record holder(s) of the Preferred A Stock shall have the right to vote on any matter with holders of common stock voting together as one class. A holder of the Series A Preferred Stock shall be entitled to the number of votes on such matters equal to the results of the calculation described following, whose components are: (a) the number of shares of the Series A Preferred Stock held by such holder being the multiplicand; (b) the number of issued and outstanding shares of the Company’s common stock, on a fully diluted basis as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, being the multiplier; the product of the multiplicand and the multiplier, being the product; the product then becoming the dividend, with the dividend divided by (c) 0.2 (two tenths) being the divisor. The result of the dividend and divisor calculation is the Quotient. The Quotient is equal to the number of votes eligible to be cast by the holder(s) of the Series A Preferred Stock Voting Power.

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Equity Transactions for the Two Years Ended March 31, 2022

Stock Issued to founder for Cash and Services

The Company issued 1,300,000 shares of common stock in March 2021, to its founder and Chief Executive Officer for aggregate consideration of $1,300 consisting of services rendered of $1,200 as well as paying $100. The Company valued these shares at $0.001/share.

Stock Issued for Cash

The Company issued 29,500 shares of common stock in March 2021 for $29,500 ($1/share).

Stock Issued for Services

The Company authorized 100,000 shares of common stock in January 2021, for consulting services rendered, having a fair value of $100,000 ($1/share) based upon recent third party cash offerings. As of March 31, 2022, these shares have not been issued to the service provider.

The Company agreed to issue 1,200,000 shares to its board of directors’ members in February 2022, 200,000 shares to each Director, except the CEO John Honour, and 200,000 shares to now former Director John Toth.

Stock issued Through Form 1-A

The Company filed a Form 1-A which became qualified on June 28, 2021. As of March 31, 2022, the Company has sold 26,500 shares of common stock at $1/share.

Stock issued through Form C

In September 2021 the Company engaged a crowdfunding platform, Netcapital, and filed a Form C. As of March 31, 2022, the Company sold 10,061 shares of its common stock for $1/share. The Company received a disbursement, net of offering expenses, from Netcapital on March 22, 2022 for shares sold through Netcapital up to that date.

Stock Issued for Debt Issue Costs

During the year ended March 31, 2021, in connection with a note issued for $20,000, the Company issued 40,000 shares of common stock as additional consideration. These shares were considered additional interest expense having a fair value of $40,000 ($1/share), based upon recent third party cash offerings. See Note 3.

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Stock Issued for Research and Development – Related Party

In the year ended March 31, 2021, the Company issued 2,500,000 shares of common stock to an affiliate of the Company’s Chief Executive Officer (Stereo Vision Entertainment, Inc.) in exchange for 231,121 verified carbon credits and 5,000,000 seeds of the HDF SuperGreenTreeTM, having a fair value of $2,500,000 ($1/share), based upon recent third party cash offerings.

The Company considers the carbon credits and seeds as part of their strategy for future business operations. The items acquired represent the Company’s ongoing research and development in the climate change industry.

As of March 31, 2021, the Company had insignificant operations and has expensed the share issuance as research and development in the accompanying statement of operations.

In connection with this common stock issuance, the Company became a majority owned subsidiary of Stereo Vision Entertainment, Inc. The change in control has occurred with a related party as the Company’s Chief Executive Officer serves this role for both companies. Additionally, the Company’s Chief Executive Officer is a principal stockholder, exerts significant influence, and has implied control of both companies. (See paragraph below.)

Series A Preferred Stock Issued

In February 2022, the Company issued 10 shares of Series A Preferred Stock to Stereo Vision Entertainment, Inc., the initial majority stockholder of the Company, for the sum of $100. This resulted in no change in control, and as with the former majority owner of the common stock, the transaction has occurred with a related party as the Company’s Chief Executive Officer serves this role for both companies.

Note 6 – Contingent Founders Awards

In February 2022, the Board of Directors desired to recognize the efforts of its Founder, John H. Honour, and that of its General Counsel, Arnold F. Sock, for their extensive time investment, unrelenting efforts, and tireless work to advance the Corporation in a variety of ways, such as pursuit of funding, business opportunities, and introductions of persons who could bring connections for business opportunities, and networking, among other efforts and activities, to assist and enhance the Corporation’s business endeavors through their joint and several actions undertaken and continuing to be undertaken; and recognizing those efforts actions that have occurred, and are ongoing, without which the Corporation would not exist, and continue to exist, be in compliance with SEC rules, and other requirements, as well as be able to continue on its planned path, and without which the Corporation would not be able to advance and expand the opportunities Honour and Sock seek for the Corporation, and without the work they do therefore and otherwise.

The Directors approved of an award package for Honour and for Sock, on a founder’s basis, the following, for the first $2,500,000 raised through the sale of equity only, the amount of One Hundred Twenty Five Thousand Dollars to each. Thereafter, for each $2,500,000 raised, up to $75,000,000 raised in total, only from the sale of the Company’s equity, an additional Sixty-Two Thousand Five Hundred Dollars to each. The obligation to pay any amount described, remain as contingent obligations that arise and are due only upon the receipt by the Company of the equity funding or fundings as herein described, and such amounts are due and payable to the respective heirs of Honour and Sock, in the respective amounts, in the event either or both of them had not survived to receive the amount or amounts due them directly.

Upon the completion of the first raise of $2,500,000, and only once, the Directors approved the issuance to Honour and to Sock of One Million shares of the Company’s common stock to each.

Note 7 Subsequent Events

The Company sold 200,000 shares of its common stock for $200,000 under its Reg. A Form 1-A filing in July 2022.

The Company’s funding raising through Netcapital ceased on July 31, 2022. Through Netcapital, the Company sold an additional 1,850 of its common shares for $1,850 after March 31, 2022.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ECO ALLIES INC.

By,

/s/ John H. Honour

Chief Executive Officer

August 18, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By,

/s/ John H. Honour

Chief Executive Officer

August 18, 2022

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PART III—EXHIBITS

Index to Exhibits

Number	Exhibit Description

2.1	Articles of Incorporation
2.2	Amendments to the Articles of Incorporation
3.1	Bylaws
6.1	Asset Purchase, Sale and Transfer Agreement by and between the Company and Climate Cure Capital Corp., dated February 18, 2021
6.2	Joint Venture Agreement by and between the Company and BiocharNow, LLC, dated June 10, 2021
11.1	Consent of Auditor

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